EXHIBIT 99.1

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the common stock, par value $0.00001 per share of SilverSun Technologies, Inc., is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

JACOBS PRIVATE EQUITY II, LLC

Date: December 13, 2023	By:	/s/ Bradley S. Jacobs
	Name:	Bradley S. Jacobs
	Title:	Managing Member

Date: December 13, 2023	By:	/s/ Bradley S. Jacobs
	Name:	Bradley S. Jacobs